August 21, 2000


 Board of Directors
 Intacta Technologies Inc.
 235 Peachtree Street N.E.
 2215 North Tower
 Atlanta, Georgia  30303

 Ladies and Gentlemen:

       We have acted as special Nevada counsel on matters of Nevada law to Intacta Technologies, Inc., a Nevada corporation (the "Company"), in connection with a Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission in August, 2000 (the "Registration Statement") relating to the sale by the Company of up to 1,667,100 shares of common stock of the Company, no par value per share, initially issuable upon the exercise of stock options granted pursuant to the Company's 1998 Stock Option Plan (the "Plan").

     We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of the opinions set forth below.

     In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver, and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties, and that such agreements or instruments are the valid, binding, and enforceable obligations of such parties. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials.

 August 21, 2000
 Page 2

     Based on the foregoing, we are of the opinion that the shares have been duly authorized and, upon issuance, delivery, and payment therefor in accordance with the terms of the Plan, will be validly issued, fully paid, and nonassessable.

                              Sincerely,

                              McDONALD CARANO WILSON McCUNE
                              BERGIN FRANKOVICH & HICKS LLP


                              By
                                 --------------------------
                                   A Partner

 AJH:JML:ss

 54431.1